Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-171334, 333-170859, 333-151761, and 333-177009) and in the Registration Statements on Form S-8 (Registration No. 333-173777, 333-162577 and 333-111591) of Pluristem Therapeutics Inc. of our reports dated September 11, 2013, with respect to the consolidated financial statements of Pluristem Therapeutics Inc., and the effectiveness of internal control over financial reporting of Pluristem Therapeutics Inc., included in this Annual Report of Pluristem Therapeutics Inc. (Form 10-K) for the year ended June 30, 2013.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Haifa, Israel
September 11, 2013